Exhibit 99.1
Callon Petroleum Company Announces Third Quarter 2022 Results
HOUSTON, TX (November 2, 2022) - Callon Petroleum Company (NYSE: CPE) (“Callon” or the “Company”) today reported results of operations for the three and nine months ended September 30, 2022.
Presentation slides accompanying this earnings release are available on the Company’s website at www.callon.com located on the “Presentations” page within the Investors section of the site.
Third Quarter 2022 and Recent Highlights
•Delivered 8% sequential growth in daily oil production volumes and 7% sequential growth in total daily production volumes (66.4 MBbls/d and 107.3 MBoe/d, respectively)
•Achieved Midland Basin well productivity gains in 2022 of over 25% compared to the 2019 - 2021 average
•Generated net cash provided by operating activities of $475.3 million and adjusted free cash flow of $148.4 million for the third quarter
•For the first nine months of the year, generated net cash provided by operating activities of $1.1 billion and adjusted free cash flow of $457.3 million
•For the third quarter, Callon reported net income of $549.6 million ($8.88 per diluted share), adjusted EBITDA of $458.5 million, and adjusted income of $249.8 million, ($4.04 per diluted share)
•For the first nine months of the year, Callon reported net income of $937.3 million ($15.14 per diluted share), adjusted EBITDA of $1.3 billion, and adjusted income of $690.3 million ($11.15 per diluted share)
•During the quarter, reduced total debt-to-adjusted EBITDA ratio to under 1.5x and total debt by approximately $150 million
•Extended the maturity of the revolving credit facility to October 2027 with a borrowing base of $2.0 billion and an elected commitment of $1.5 billion
•Issued the Company’s third annual sustainability report which provides a comprehensive overview of the continued progress on sustainability initiatives
“Callon’s strong production growth this quarter was the product of increased well productivity and completion efficiencies that improved cycle times of larger scale projects,” said Joe Gatto, President and Chief Executive Officer. “Top line growth combined with a reduction in per unit lease operating expenses and capital cost controls drove a sequential 28% increase in net cash provided by operating activities and 18% increase in free cash flow despite lower oil and NGL benchmark pricing. We have generated over $450 million in free cash flow in the first nine months of the year and expect the fourth quarter to be the best quarter of the year for this important measure. Looking forward, we have been proactive in securing key oilfield services for 2023 to ensure repeatable execution of our operational model of scaled co-development that drives more consistent well productivity over time.”

Callon Operations Update
At September 30, 2022, Callon had 1,420 gross (1,264.1 net) wells producing from established flow units in the Permian and Eagle Ford. Net daily production for the three months ended September 30, 2022 was 107.3 MBoe/d (62% oil and 82% liquids).
Operated drilling and completion activity for the three months ended September 30, 2022 are summarized in the table below:

	Three Months Ended September 30, 2022
	Drilled		Completed		Placed on Production
Region	Gross	Net	Gross	Net	Gross	Net
Delaware Basin	10	8.7	12	10.0	10	7.1
Midland Basin	14	13.4	23	20.9	22	19.9
Eagle Ford	3	3.0	11	10.4	11	10.4
Total	27	25.1	46	41.3	43	37.4
For the three months ended September 30, 2022, Callon drilled 27 gross (25.1 net) wells and placed a combined 43 gross (37.4 net) wells on production. Completions operations for the quarter included 12 gross (10.0 net) wells in the Delaware Basin, 23 gross (20.9 net) wells in the Midland Basin, and 11 gross (10.4 net) wells in the Eagle Ford. Callon placed 10 gross (7.1 net) wells on production in the Delaware Basin, 22 gross (19.9 net) wells in the Midland Basin, and 11 gross (10.4 net) wells in the Eagle Ford. The average lateral length for all wells completed during the third quarter was 7,791 feet. Operated completions during the third quarter consisted of 3 Upper Wolfcamp A wells, 3 Lower Wolfcamp A wells, 2 Wolfcamp A wells, and 4 Wolfcamp B wells in the Delaware Basin; 10 Lower Spraberry wells, 1 Middle Spraberry well, 8 Wolfcamp A wells and 4 Wolfcamp B wells in the Midland Basin; and 10 Lower Eagle Ford Shale wells and 1 Austin Chalk well.

Financial Update
As of September 30, 2022, the drawn balance on the Credit Facility was $636.0 million and cash balances were $4.4 million. On October 19, 2022, Callon and its lenders amended and restated the senior secured revolving credit facility (the “Credit Facility”) which extends the maturity to October 19, 2027. The Credit Facility has a borrowing base of $2.0 billion with an elected commitment of $1.5 billion. The Company intends to continue its application of organic free cash flow towards repayment of debt balances related to the Credit Facility and other debt instruments.
In addition, Callon has entered into agreements for the divestiture of approximately $25 million of non-core properties that are anticipated to close during the fourth quarter with proceeds to be used to repay borrowings under the Credit Facility.

Fourth Quarter Activity Outlook and Guidance
Callon entered the fourth quarter running five drilling rigs, with four rigs in the Delaware Basin and one rig in the Midland Basin. A sixth drilling rig was contracted in early October and is anticipated to commence drilling in the fourth quarter. The sixth rig was added earlier than scheduled to secure high-quality drilling services in support of operational plans for early 2023. These plans were recently modified to include numerous larger scale Permian projects that will employ simultaneous operations to benefit overall cycle times and efficiencies. Callon intends to utilize one completion crew in the fourth quarter, supporting new production in the Midland and Delaware Basins, before adding a second dedicated crew for simultaneous completion operations in early 2023.
For the fourth quarter, the Company expects to produce 105 - 108 MBoe/d (63% oil), including the impact of pending divestitures. Wells placed on-line are expected to be 20 - 24 gross wells (19 - 23 net), all of which are located in the Permian Basin. In addition, Callon projects operational capital expenditures of $180 - $195 million on an accrual basis, including the fourth quarter operating activity increases described above. Fourth quarter and full year 2022 guidance is available in the accompanying presentation.

Capital Expenditures
For the three months ended September 30, 2022, Callon incurred $254.7 million in operational capital expenditures on an accrual basis. Total capital expenditures, inclusive of capitalized expenses, are detailed below on an accrual and cash basis:

	Three Months Ended September 30, 2022
	Operational	Capitalized	Capitalized	Total Capital
	Capital (a)	Interest	G&A	Expenditures
	(In thousands)
Cash basis (b)	$308,832	$20,401	$11,053	$340,286
Timing adjustments (c)	(42,247)	5,563	—	(36,684)
Non-cash items	(11,923)	1,497	1,642	(8,784)
Accrual basis	$254,662	$27,461	$12,695	$294,818
(a)Includes drilling, completions, facilities and equipment, but excludes land, seismic and asset retirement costs.
(b)Cash basis is presented here to help users of financial information reconcile amounts from the cash flow statement to the balance sheet by accounting for timing related changes in working capital that align with our development pace and rig count.
(c)Includes timing adjustments related to cash disbursements in the current period for capital expenditures incurred in the prior period.

Hedge Portfolio Summary
As of October 28, 2022, Callon had the following outstanding oil and natural gas derivative contracts:

	For the Remainder	For the Full Year	For the Full Year
Oil Contracts (WTI)	2022	2023	2024
Swap Contracts
Total volume (Bbls)	1,748,000	1,541,500	—
Weighted average price per Bbl	$65.89	$79.87	$—
Collar Contracts (Three-Way Collars)
Total volume (Bbls)	—	1,825,000	—
Weighted average price per Bbl
Ceiling (short call)	$—	$90.00	$—
Floor (long put)	$—	$70.00	$—
Floor (short put)	$—	$50.00	$—
Collar Contracts (Two-Way Collars)
Total volume (Bbls)	1,104,000	2,365,000	—
Weighted average price per Bbl
Ceiling (short call)	$70.16	$88.26	$—
Floor (long put)	$60.00	$72.22	$—
Short Call Swaption Contracts (a)
Total volume (Bbls)	—	—	1,830,000
Weighted average price per Bbl	$—	$—	$80.30

Oil Contracts (Midland Basis Differential)
Swap Contracts
Total volume (Bbls)	598,000	—	—
Weighted average price per Bbl	$0.50	$—	$—

(a)    The 2024 short call swaption contracts have exercise expiration dates of December 29, 2023.

	For the Remainder	For the Full Year
Natural Gas Contracts (Henry Hub)	2022	2023
Swap Contracts
Total volume (MMBtu)	1,550,000	—
Weighted average price per MMBtu	$3.62	$—
Collar Contracts
Total volume (MMBtu)	3,670,000	6,640,000
Weighted average price per MMBtu
Ceiling (short call)	$6.91	$6.60
Floor (long put)	$4.67	$4.48

Natural Gas Contracts (Waha Basis Differential)
Swap Contracts
Total volume (MMBtu)	1,220,000	6,080,000
Weighted average price per MMBtu	($0.75)	($0.75)

Operating and Financial Results
The following table presents summary information for the periods indicated:

	Three Months Ended
	September 30, 2022	June 30, 2022	September 30, 2021
Total production
Oil (MBbls)
Permian	4,567	4,290	3,428
Eagle Ford	1,545	1,299	2,447
Total oil	6,112	5,589	5,875

Natural gas (MMcf)
Permian	9,041	8,875	7,153
Eagle Ford	1,616	1,437	2,242
Total natural gas	10,657	10,312	9,395

NGLs (MBbls)
Permian	1,702	1,622	1,315
Eagle Ford	283	232	417
Total NGLs	1,985	1,854	1,732

Total production (MBoe)
Permian	7,776	7,391	5,936
Eagle Ford	2,097	1,771	3,237
Total barrels of oil equivalent	9,873	9,162	9,173

Total daily production (Boe/d)
Permian	84,517	81,216	64,517
Eagle Ford	22,799	19,469	35,186
Total barrels of oil equivalent	107,316	100,685	99,703
Oil as % of total daily production	62%	61%	64%

Average realized sales price (excluding impact of settled derivatives)
Oil (per Bbl)
Permian	$94.19	$110.71	$69.60
Eagle Ford	94.31	111.53	69.76
Total oil	$94.22	$110.90	$69.67

Natural gas (per Mcf)
Permian	$7.53	$6.14	$3.78
Eagle Ford	8.01	7.27	4.22
Total natural gas	$7.60	$6.29	$3.89

NGLs (per Bbl)
Permian	$34.12	$41.06	$34.41
Eagle Ford	33.49	38.53	30.81
Total NGLs	$34.03	$40.74	$33.54

Average realized sales price (per Boe)
Permian	$71.54	$80.64	$52.37
Eagle Ford	80.18	92.75	59.63
Total average realized sales price	$73.37	$82.98	$54.93

Average realized sales price (including impact of settled derivatives)
Oil (per Bbl)	$81.82	$82.27	$54.00
Natural gas (per Mcf)	4.86	3.91	2.21
NGLs (per Bbl)	34.03	40.74	31.71
Total average realized sales price (per Boe)	$62.74	$62.84	$42.84

	Three Months Ended
	September 30, 2022	June 30, 2022	September 30, 2021
Revenues (in thousands) (a)
Oil
Permian	$430,145	$474,936	$238,582
Eagle Ford	145,707	144,876	170,711
Total oil	$575,852	$619,812	$409,293

Natural gas
Permian	$68,075	$54,469	$27,065
Eagle Ford	12,943	10,444	9,454
Total natural gas	$81,018	$64,913	$36,519

NGLs
Permian	$58,069	$66,592	$45,249
Eagle Ford	9,479	8,938	12,848
Total NGLs	$67,548	$75,530	$58,097

Total revenues
Permian	$556,289	$595,997	$310,896
Eagle Ford	168,129	164,258	193,013
Total revenues	$724,418	$760,255	$503,909

Additional per Boe data
Sales price (b)
Permian	$71.54	$80.64	$52.37
Eagle Ford	80.18	92.75	59.63
Total sales price	$73.37	$82.98	$54.93

Lease operating expense
Permian	$7.55	$7.33	$4.19
Eagle Ford	8.31	10.59	5.51
Total lease operating expense	$7.71	$7.96	$4.66

Production and ad valorem taxes
Permian	$4.27	$4.66	$2.80
Eagle Ford	4.79	5.89	2.89
Total production and ad valorem taxes	$4.38	$4.90	$2.84

Gathering, transportation and processing
Permian	$3.06	$2.69	$2.70
Eagle Ford	1.80	1.93	1.49
Total gathering, transportation and processing	$2.79	$2.54	$2.28

Operating margin
Permian	$56.66	$65.96	$42.68
Eagle Ford	65.28	74.34	49.74
Total operating margin	$58.49	$67.58	$45.16

Depreciation, depletion and amortization	$12.44	$11.94	$9.80
General and administrative	$1.42	$1.19	$1.04
Adjusted G&A
Cash component (c)	$1.41	$1.54	$1.13
Non-cash component	$0.17	$0.20	$0.17
(a)Excludes sales of oil and gas purchased from third parties.
(b)Excludes the impact of settled derivatives.
(c)Excludes the change in fair value and amortization of share-based incentive awards.
Revenue. For the quarter ended September 30, 2022, Callon reported revenue of $724.4 million, which excluded revenue from sales of commodities purchased from a third party of $111.5 million. Revenues including the loss from the settlement of derivative contracts

(“Adjusted Total Revenue”) were $619.4 million, reflecting the impact of a $105.0 million loss from the settlement of derivative contracts. Average daily production and average realized prices, including and excluding the effects of hedging, are detailed above.
Commodity Derivatives. For the quarter ended September 30, 2022, the net gain on commodity derivative contracts includes the following (in thousands):

Three Months Ended September 30, 2022
Gain on oil derivatives	($157,731)
Loss on natural gas derivatives	22,881
Gain on commodity derivative contracts	($134,850)
For the quarter ended September 30, 2022, the cash paid for commodity derivative settlements includes the following (in thousands):

Three Months Ended September 30, 2022
Cash paid on oil derivatives, net	($117,024)
Cash paid on natural gas derivatives, net	(28,572)
Cash paid for commodity derivative settlements, net	($145,596)
Lease Operating Expenses, including workover (“LOE”). LOE for the three months ended September 30, 2022 was $76.1 million, or $7.71 per Boe, compared to LOE of $72.9 million, or $7.96 per Boe, in the second quarter of 2022. The sequential increase in LOE was primarily due to increases in certain operating costs such as fuel, power and repairs and maintenance. The decrease in LOE per Boe was primarily due to the distribution of fixed costs spread over higher production volumes.
Production and Ad Valorem Taxes. Production and ad valorem taxes for the three months ended September 30, 2022 were approximately 6.0% of total revenue excluding revenue from sales of commodities purchased from a third-party and before the impact of derivative settlements, or $4.38 per Boe.
Gathering, Transportation and Processing. Gathering, transportation and processing expense for the three months ended September 30, 2022 was $27.6 million, or $2.79 per Boe, as compared to $23.3 million, or $2.54 per Boe, in the second quarter of 2022. This increase in gathering, transportation and processing expense was primarily due to the 7% increase in production volumes between the two periods as well as inflationary costs increases, including tariff increases linked to the Consumer Price Index.
Depreciation, Depletion and Amortization (“DD&A”). DD&A for the three months ended September 30, 2022 was $12.44 per Boe compared to $11.94 per Boe in the second quarter of 2022. The increase in DD&A per Boe was primarily attributable to higher capital expenditures during the three months ended September 30, 2022.
General and Administrative Expense (“G&A”). G&A for the three months ended September 30, 2022 and June 30, 2022 was $14.0 million and $10.9 million, respectively. G&A, excluding non-cash incentive share-based compensation valuation adjustments, (“Adjusted G&A”) was $15.6 million for the three months ended September 30, 2022 compared to $16.0 million for the second quarter of 2022. The cash component of Adjusted G&A decreased to $13.9 million for the three months ended September 30, 2022 compared to $14.1 million for the second quarter of 2022.
The following table reconciles G&A to Adjusted G&A - cash component and full cash G&A (in thousands):

	Three Months Ended
	September 30, 2022	June 30, 2022	September 30, 2021
G&A	$14,022	$10,909	$9,503
Change in the fair value of liability share-based awards (non-cash)	1,618	5,071	2,492
Adjusted G&A – total	15,640	15,980	11,995
Equity-settled, share-based compensation (non-cash)	(1,717)	(1,861)	(1,589)
Adjusted G&A – cash component	$13,923	$14,119	$10,406

Capitalized cash G&A	11,053	11,432	9,034
Full cash G&A	$24,976	$25,551	$19,440
Income Tax. Callon provides for income taxes at the statutory rate of 21% adjusted for permanent differences expected to be realized. We recorded income tax expense of $3.5 million and $3.0 million for the three months ended September 30, 2022 and June 30, 2022, respectively. Since the second quarter of 2020, we have concluded that it is more likely than not that the net deferred tax assets will not be realized and have recorded a full valuation allowance against our deferred tax assets. As long as we continue to conclude that the valuation allowance is necessary, we will not have significant deferred tax expense or benefit.
Adjusted Income, Adjusted EBITDA and Unhedged Adjusted EBITDA. The following tables reconcile the Company’s net income to adjusted income, adjusted EBITDA and unhedged adjusted EBITDA:

	Three Months Ended			Nine Months Ended
	September 30, 2022	June 30, 2022	September 30, 2021	September 30, 2022
	(In thousands, except per share data)
Net income	$549,603	$348,009	$171,902	$937,349
(Gain) loss on derivative contracts	(134,850)	81,648	107,169	305,098
Loss on commodity derivative settlements, net	(105,006)	(184,558)	(110,960)	(423,040)
Non-cash (benefit) expense related to share-based awards	99	(3,210)	(903)	1,055
Merger, integration, transaction and other	2,861	1,051	7,323	3,899
(Gain) loss on extinguishment of debt	—	42,417	(2,420)	42,417
Tax effect on adjustments above (a)	49,748	13,157	(44)	14,820
Change in valuation allowance	(112,640)	(70,704)	(34,190)	(191,307)
Adjusted income	$249,815	$227,810	$137,877	$690,291

Net income per diluted share	$8.88	$5.62	$3.65	$15.14
Adjusted income per diluted share	$4.04	$3.68	$2.93	$11.15

Basic weighted average common shares outstanding	61,703	61,679	46,290	61,624
Diluted weighted average common shares outstanding (GAAP)	61,870	61,909	47,096	61,927
(a) Calculated using the federal statutory rate of 21%.

	Three Months Ended			Nine Months Ended
	September 30, 2022	June 30, 2022	September 30, 2021	September 30, 2022
	(In thousands)
Net income	$549,603	$348,009	$171,902	$937,349
(Gain) loss on derivative contracts	(134,850)	81,648	107,169	305,098
Loss on commodity derivative settlements, net	(105,006)	(184,558)	(110,960)	(423,040)
Non-cash (benefit) expense related to share-based awards	99	(3,210)	(903)	1,055
Merger, integration, transaction and other	2,861	1,051	7,323	3,899
Income tax (benefit) expense	3,515	3,009	2,416	7,008
Interest expense, net	19,468	20,691	27,736	61,717
Depreciation, depletion and amortization	122,833	109,409	89,890	335,221
(Gain) loss on extinguishment of debt	—	42,417	(2,420)	42,417
Adjusted EBITDA	$458,523	$418,466	$292,153	$1,270,724
Add: Loss on commodity derivative settlements, net	105,006	184,558	110,960	423,040
Unhedged adjusted EBITDA	$563,529	$603,024	$403,113	$1,693,764

Adjusted Free Cash Flow. The following table reconciles the Company’s net cash provided by operating activities to unhedged adjusted EBITDA, adjusted EBITDA and adjusted free cash flow:

	Three Months Ended			Nine Months Ended
	September 30, 2022	June 30, 2022	September 30, 2021	September 30, 2022
	(In thousands)
Net cash provided by operating activities	$475,275	$372,325	$294,565	$1,128,870
Changes in working capital and other	(75,748)	25,096	(30,355)	73,153
Changes in accrued hedge settlements	40,590	1,839	(153)	10,478
Loss on commodity derivative settlements, net	105,006	184,558	110,960	423,040
Cash interest expense, net	18,406	19,206	25,078	57,454
Merger, integration and transaction	—	—	3,018	769
Unhedged adjusted EBITDA	$563,529	$603,024	$403,113	$1,693,764
Less: Loss on commodity derivative settlements, net	105,006	184,558	110,960	423,040
Adjusted EBITDA	$458,523	$418,466	$292,153	$1,270,724
Less: Operational capital expenditures (accrual)	254,662	237,812	114,964	649,852
Less: Capitalized cash interest	25,964	24,416	23,590	73,886
Less: Cash interest expense, net	18,406	19,206	25,078	57,454
Less: Capitalized cash G&A	11,053	11,432	9,034	32,188
Adjusted free cash flow	$148,438	$125,600	$119,487	$457,344
Adjusted Discretionary Cash Flow. The following table reconciles the Company’s net cash provided by operating activities to adjusted discretionary cash flow:

	Three Months Ended
	September 30, 2022	June 30, 2022	September 30, 2021
	(In thousands)
Net cash provided by operating activities	$475,275	$372,325	$294,565
Changes in working capital	(76,994)	23,342	(30,581)
Merger, integration and transaction	—	—	3,018
Adjusted discretionary cash flow	$398,281	$395,667	$267,002
Adjusted Total Revenue. Adjusted total revenue is reconciled to total operating revenues, which excludes revenue from sales of commodities purchased from a third party, in the following table:

	Three Months Ended
	September 30, 2022	June 30, 2022	September 30, 2021
	(In thousands)
Operating revenues
Oil	$575,852	$619,812	$409,293
Natural gas	81,018	64,913	36,519
NGLs	67,548	75,530	58,097
Total operating revenues	$724,418	$760,255	$503,909
Impact of settled derivatives	(105,006)	(184,558)	(110,960)
Adjusted total revenue	$619,412	$575,697	$392,949

Net Debt. The following table reconciles the Company’s total debt to net debt:

	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
	(In thousands)
Total debt	$2,373,358	$2,516,337	$2,623,282	$2,694,115	$2,809,610
Unamortized premiums, discount, and deferred loan costs, net	20,663	20,684	26,639	28,806	48,311
Adjusted total debt	$2,394,021	$2,537,021	$2,649,921	$2,722,921	$2,857,921
Less: Cash and cash equivalents	4,350	6,100	4,150	9,882	3,699
Net debt	$2,389,671	$2,530,921	$2,645,771	$2,713,039	$2,854,222

Callon Petroleum Company
Consolidated Balance Sheets
(In thousands, except par and share amounts)
(Unaudited)

	September 30, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$4,350	$9,882
Accounts receivable, net	285,591	232,436
Fair value of derivatives	14,744	22,381
Other current assets	46,243	30,745
Total current assets	350,928	295,444
Oil and natural gas properties, full cost accounting method:
Evaluated properties, net	3,789,530	3,352,821
Unevaluated properties	1,847,912	1,812,827
Total oil and natural gas properties, net	5,637,442	5,165,648
Other property and equipment, net	26,071	28,128
Deferred financing costs	13,504	18,125
Other assets, net	71,994	40,158
Total assets	$6,099,939	$5,547,503
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$594,279	$569,991
Fair value of derivatives	48,697	185,977
Other current liabilities	151,021	116,523
Total current liabilities	793,997	872,491
Long-term debt	2,373,358	2,694,115
Asset retirement obligations	59,583	54,458
Fair value of derivatives	9,604	11,409
Other long-term liabilities	54,395	49,262
Total liabilities	3,290,937	3,681,735
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value, 130,000,000 and 78,750,000 shares authorized; 61,607,450 and 61,370,684 shares outstanding, respectively	616	614
Capital in excess of par value	4,018,241	4,012,358
Accumulated deficit	(1,209,855)	(2,147,204)
Total stockholders’ equity	2,809,002	1,865,768
Total liabilities and stockholders’ equity	$6,099,939	$5,547,503

Callon Petroleum Company
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Operating Revenues:
Oil	$575,852	$409,293	$1,748,913	$1,009,780
Natural gas	81,018	36,519	189,907	84,819
Natural gas liquids	67,548	58,097	210,696	124,079
Sales of purchased oil and gas	111,459	48,653	377,199	134,164
Total operating revenues	835,877	552,562	2,526,715	1,352,842

Operating Expenses:
Lease operating	76,121	42,706	216,389	129,619
Production and ad valorem taxes	43,290	26,070	125,841	66,467
Gathering, transportation and processing	27,575	20,875	71,617	58,887
Cost of purchased oil and gas	111,439	49,392	378,107	139,558
Depreciation, depletion and amortization	122,833	89,890	335,221	244,005
General and administrative	14,022	9,503	42,052	37,367
Merger, integration and transaction	—	3,018	769	3,018
Total operating expenses	395,280	241,454	1,169,996	678,921
Income From Operations	440,597	311,108	1,356,719	673,921

Other (Income) Expenses:
Interest expense, net of capitalized amounts	19,468	27,736	61,717	76,786
(Gain) loss on derivative contracts	(134,850)	107,169	305,098	512,155
(Gain) loss on extinguishment of debt	—	(2,420)	42,417	(2,420)
Other (income) expense	2,861	4,305	3,130	6,583
Total other (income) expense	(112,521)	136,790	412,362	593,104

Income Before Income Taxes	553,118	174,318	944,357	80,817
Income tax expense	(3,515)	(2,416)	(7,008)	(1,017)
Net Income	$549,603	$171,902	$937,349	$79,800

Net Income Per Common Share:
Basic	$8.91	$3.71	$15.21	$1.77
Diluted	$8.88	$3.65	$15.14	$1.69

Weighted Average Common Shares Outstanding:
Basic	61,703	46,290	61,624	45,063
Diluted	61,870	47,096	61,927	47,119

Callon Petroleum Company
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Cash flows from operating activities:
Net income	$549,603	$171,902	$937,349	$79,800
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	122,833	89,890	335,221	244,005
Amortization of non-cash debt related items, net	1,062	2,658	4,263	7,166
Deferred income tax expense	1,626	—	1,626	—
(Gain) loss on derivative contracts	(134,850)	107,169	305,098	512,155
Cash paid for commodity derivative settlements, net	(145,596)	(110,807)	(433,518)	(238,378)
(Gain) loss on extinguishment of debt	—	(2,420)	42,417	(2,420)
Non-cash (benefit) expense related to share-based awards	99	(903)	1,055	11,984
Other, net	3,504	6,495	8,704	11,006
Changes in current assets and liabilities:
Accounts receivable	71,479	(15,870)	(58,915)	(83,227)
Other current assets	(4,732)	(1,278)	(12,229)	(8,701)
Accounts payable and accrued liabilities	10,247	47,729	(8,693)	74,443
Cash received for settlements of contingent consideration arrangements, net	—	—	6,492	—
Net cash provided by operating activities	475,275	294,565	1,128,870	607,833
Cash flows from investing activities:
Capital expenditures	(340,286)	(176,549)	(754,225)	(427,552)
Acquisition of oil and gas properties	(2,169)	(65,021)	(18,114)	(67,236)
Proceeds from sales of assets	4,723	3,804	9,313	35,415
Cash paid for settlement of contingent consideration arrangement	—	—	(19,171)	—
Other, net	4,788	(14)	13,497	4,206
Net cash used in investing activities	(332,944)	(237,780)	(768,700)	(455,167)
Cash flows from financing activities:
Borrowings on Prior Credit Facility	811,000	500,000	2,535,000	1,236,500
Payments on Prior Credit Facility	(954,000)	(652,000)	(2,684,000)	(1,498,500)
Issuance of 7.50% Senior Notes due 2030	—	—	600,000	—
Redemption of 6.125% Senior Notes due 2024	—	—	(467,287)	—
Redemption of 9.00% Second Lien Senior Secured Notes due 2025	—	—	(339,507)	—
Redemption of 6.25% Senior Notes	—	(542,755)	—	(542,755)
Issuance of 8.00% Senior Notes due 2028	—	650,000	—	650,000
Cash received for settlement of contingent consideration arrangement	—	—	8,512	—
Payment of deferred financing costs	(1,081)	(12,131)	(11,623)	(12,168)
Other, net	—	—	(6,797)	(2,280)
Net cash used in financing activities	(144,081)	(56,886)	(365,702)	(169,203)
Net change in cash and cash equivalents	(1,750)	(101)	(5,532)	(16,537)
Balance, beginning of period	6,100	3,800	9,882	20,236
Balance, end of period	$4,350	$3,699	$4,350	$3,699

Non-GAAP Financial Measures
This news release refers to non-GAAP financial measures such as “adjusted free cash flow,” “adjusted EBITDA,” “unhedged adjusted EBITDA,” “adjusted income,” “adjusted income per diluted share,” “adjusted discretionary cash flow,” “adjusted total revenue,” “adjusted G&A,” “full cash G&A,” and “net debt.” These measures, detailed below, are provided in addition to, and not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP (including the notes), included in our filings with the U.S. Securities and Exchange Commission (the “SEC”) and posted on our website.
•Adjusted free cash flow is a supplemental non-GAAP measure that is defined by the Company as adjusted EBITDA less operational capital expenditures (accrual), capitalized cash interest, capitalized cash G&A (which excludes capitalized expense related to share-based awards), and cash interest expense, net. We believe adjusted free cash flow provides useful information to investors because it is a comparable metric against other companies in the industry and is a widely accepted financial indicator of an oil and natural gas company’s ability to generate cash for the use of internally funding their capital development program and to service or incur debt. Adjusted free cash flow is not a measure of a company’s financial performance under GAAP and should not be considered as an alternative to net cash provided by operating activities, or as a measure of liquidity, or as an alternative to net income (loss).
•Callon calculates adjusted EBITDA as net income (loss) before interest expense, income tax expense (benefit), depreciation, depletion and amortization, (gains) losses on derivative instruments excluding net settled derivative instruments, impairment of evaluated oil and gas properties, non-cash share-based compensation expense, merger, integration and transaction expense, (gain) loss on extinguishment of debt, and certain other expenses. Adjusted EBITDA is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income (loss), operating income (loss), cash flow provided by operating activities or other income or cash flow data prepared in accordance with GAAP. However, the Company believes that adjusted EBITDA provides useful information to investors because it provides additional information with respect to our performance or ability to meet our future debt service, capital expenditures and working capital requirements. Because adjusted EBITDA excludes some, but not all, items that affect net income (loss) and may vary among companies, the adjusted EBITDA presented above may not be comparable to similarly titled measures of other companies.
•Callon calculates unhedged adjusted EBITDA as adjusted EBITDA, as defined above, excluding the impact of net settled derivative instruments. Unhedged adjusted EBITDA is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income (loss), operating income (loss), cash flow provided by operating activities or other income or cash flow data prepared in accordance with GAAP. However, the Company believes that unhedged adjusted EBITDA provides useful information to investors because it provides additional information with respect to our performance without the impact of our settled derivative instruments. Because unhedged adjusted EBITDA excludes some, but not all, items that affect net income (loss) and may vary among companies, the unhedged adjusted EBITDA presented above may not be comparable to similarly titled measures of other companies.
•Adjusted income and adjusted income per diluted share are supplemental non-GAAP measures that Callon believes are useful to investors because they provide readers with a meaningful measure of our profitability before recording certain items whose timing or amount cannot be reasonably determined. These measures exclude the net of tax effects of these items and non-cash valuation adjustments, which are detailed in the reconciliation provided. Adjusted income and adjusted income per diluted share are not measures of financial performance under GAAP. Accordingly, neither should be considered as a substitute for net income (loss), operating income (loss), or other income data prepared in accordance with GAAP. However, the Company believes that adjusted income and adjusted income per diluted share provide additional information with respect to our performance. Because adjusted income and adjusted income per diluted share exclude some, but not all, items that affect net income (loss) and may vary among companies, the adjusted income and adjusted income per diluted share presented above may not be comparable to similarly titled measures of other companies.
•Adjusted discretionary cash flow is a supplemental non-GAAP measure that Callon believes provides useful information to investors because it is a comparable metric against other companies in the industry and is a widely accepted financial indicator of an oil and natural gas company’s ability to generate cash for the use of internally funding their capital development program and to service or incur debt. Adjusted discretionary cash flow is defined by Callon as net cash provided by operating activities before changes in working capital and merger, integration and transaction expenses. Callon has included this information because changes in operating assets and liabilities relate to the timing of cash receipts and disbursements, which the Company may not control, and the cash flow effect may not be reflected the period in which the operating activities occurred. Adjusted discretionary cash flow is not a measure of a company’s financial performance under GAAP and should not be considered as an alternative to net cash provided by operating activities, or as a measure of liquidity, or as an alternative to net income (loss).
•Callon believes that the non-GAAP measure of adjusted total revenue (which is revenue including the gain or loss from the settlement of derivative contracts) is useful to investors because it provides readers with a revenue value more comparable to other companies who engage in price risk management activities through the use of commodity derivative instruments and reflects the results of derivative settlements with expected cash flow impacts within total revenues.
•Adjusted G&A is a supplemental non-GAAP financial measure that excludes non-cash incentive share-based compensation valuation adjustments and adjusted G&A - cash component further excludes equity-settled, share-based compensation expenses. Callon believes that the non-GAAP measure of adjusted G&A and adjusted G&A - cash component are useful to investors because they provide for greater comparability period-over-period. In addition, adjusted G&A - cash component provides a meaningful measure of our recurring G&A expense.
•Full cash G&A is a supplemental non-GAAP financial measure that Callon defines as adjusted G&A – cash component plus capitalized G&A excluding capitalized expense related to share-based awards. Callon believes that the non-GAAP measure of full cash G&A is useful to investors because it provides a meaningful measure of our total recurring cash G&A costs, whether expensed or capitalized, and provides for greater comparability on a period-over-period basis.
•Net debt is a supplemental non-GAAP measure that is defined by the Company as total debt excluding unamortized premiums, discount, and deferred loan costs, less cash and cash equivalents. Net debt should not be considered an alternative to, or more meaningful than, total debt, the most directly comparable GAAP measure. Management uses net debt to determine the Company’s outstanding debt obligations that would not be readily satisfied by its cash and cash equivalents on hand. We believe this metric is useful to analysts and investors in determining the Company’s leverage position since the Company has the ability to, and may decide to, use a portion of its cash and cash equivalents to reduce debt. This metric is sometimes presented as a ratio with Adjusted EBITDA in order to provide investors with another means of evaluating the Company’s ability to service its existing debt obligations as well as any future increase in the amount of such obligations. This ratio is referred to by the Company as its leverage ratio.

Earnings Call Information
The Company will host a conference call on Thursday, November 3, 2022, to discuss third quarter 2022 financial and operating results, outlook and guidance for the remainder of 2022, and current corporate strategy and initiatives.
Please join Callon Petroleum Company via the Internet for a webcast of the conference call:
Date/Time:     Thursday, November 3, 2022, at 8:00 a.m. Central Time (9:00 a.m. Eastern Time)
Webcast:     Select “News and Events” under the “Investors” section of the Company’s website: www.callon.com.
An archive of the conference call webcast will also be available at www.callon.com under the “Investors” section of the website.
About Callon Petroleum Company
Callon Petroleum Company is an independent oil and natural gas company focused on the acquisition, exploration and development of high-quality assets in the leading oil plays of South and West Texas.
Cautionary Statement Regarding Forward-Looking Information
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include all statements regarding wells anticipated to be drilled and placed on production; future levels of development activity and associated production, capital expenditures and cash flow expectations; the Company’s production and expenditure guidance; estimated reserve quantities and the present value thereof; future debt levels and leverage; and the implementation of the Company’s business plans and strategy, as well as statements including the words “believe,” “expect,” “plans,” “may,” “will,” “should,” “could,” and words of similar meaning. These statements reflect the Company’s current views with respect to future events and financial performance based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. No assurances can be given, however, that these events will occur or that these projections will be achieved, and actual results could differ materially from those projected as a result of certain factors. Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law. Some of the factors which could affect our future results and could cause results to differ materially from those expressed in our forward-looking statements include the volatility of oil and natural gas prices; changes in the supply of and demand for oil and natural gas, including as a result of actions by, or disputes among members of OPEC and other oil and natural gas producing countries with respect to production levels or other matters related to the price of oil; general economic conditions or the COVID-19 pandemic and various governmental actions taken to mitigate its impact; our ability to drill and complete wells; operational, regulatory and environment risks; the cost and availability of equipment and labor; our ability to finance our development activities at expected costs or at expected times or at all; rising interest rates and inflation; our inability to realize the benefits of recent transactions; currently unknown risks and liabilities relating to the newly acquired assets and operations; adverse actions by third parties involved with the transactions; risks that are not yet known or material to us; and other risks more fully discussed in our filings with the SEC, including our most recent Annual Reports on Form 10-K and subsequent Quarterly Reports on Form 10-Q, available on our website or the SEC’s website at www.sec.gov. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.
Contact Information
Kevin Smith
Director of Investor Relations
Callon Petroleum Company
ir@callon.com
(281) 589-5200